Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: RF Industries, Ltd. Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Group Inc. Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Announces Sale of Comnet Telecom Supply Subsidiary

SAN DIEGO, CA, October 31, 2018 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced that it has sold its Comnet Telecom Supply, Inc. (“Comnet”) subsidiary, a supplier of telecommunications and data products based in East Brunswick, New Jersey, to RAP Acquisition, Inc. for $4.2 million in cash. RAP Acquisition, Inc. is an affiliate of Robert A. Portera, the founder of Comnet and its current President.

“The sale of Comnet is consistent with our business transformation toward a one company culture and operating structure to more efficiently leverage our capabilities across the entire business,” said Robert Dawson, President and CEO of RF Industries. “In the last year as I reviewed our business, we looked for redundancies and synergies to streamline operations and ensure a common sales strategy. We found that some of the characteristics of Comnet’s business didn’t match our go-to-market strategy since Comnet operates with a different sales model and margin profile than the rest of the Company. We are pleased that we have reached a positive resolution as this divestiture reflects our ongoing focus on driving profitable growth and investing in our best opportunities as we work to make our business more predictable.”

“As a result of the Comnet sale, we expect to see improvement in both our gross margins and operating margins going forward, and the $4.2 million sale proceeds will increase our total cash available for inorganic growth and other strategic initiatives. Lastly, we continue to expect solid year-over-year growth in net sales and net income for both our fiscal fourth quarter and full fiscal year ending today, October 31, 2018.”

Comnet’s net sales for the first nine months of fiscal 2018 were $6.3 million of the Company’s $46.6 million total, with gross margins of 25% and operating margins of 6%. Sales growth year-over-year for the first nine months of fiscal 2018, excluding Comnet’s sales, was 153% as compared to 111%, including Comnet’s results for the same period.

As a result of the transaction, Comnet’s business will be reported as a discontinued operation going forward.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, wire harnesses, fiber optic cables and custom cabling. The Company is headquartered in San Diego, California with operations in New York and Connecticut. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company's products, improved margins, and improved profitability, which are subject to a number of factors that could cause actual results to differ materially.  Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base, and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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